Exhibit 99.1

Novo Integrated Sciences Subsidiary, Clinical Consultants International,

Signs Agreement with Futura Surgicare Pvt Ltd.

BELLEVUE, Wash., February 21, 2024 - Novo Integrated Sciences, Inc. (NASDAQ: NVOS) (the “Company” or “Novo”), and Clinical Consultants International, LLC (“CCI”), a Novo wholly-owned subsidiary, today announced the signing of a Consulting Services Agreement (the “Agreement”), with Futura Surgicare Pvt Ltd (“Futura”), an India-based leading manufacturer of wound closure and surgical products that are marketed and distributed in over 70 countries worldwide under the trade name “Dolphin Sutures”. Futura’s comprehensive and innovative product offering includes surgical sutures, skin staplers, hernia meshes, surgical tapes, hemostats, and bone wax.

The Agreement provides for (i) CCI to assist Futura in obtaining U.S. FDA 510K approvals for its advanced surgical products, and (ii) CCI and Futura to enter into a strategic partnership to introduce high-quality Dolphin Sutures and mesh products to the North American healthcare market, potentially bringing substantial cost savings and improved care to American patients and healthcare providers.

Dr. Joseph M. Chalil, MD, MBA, FACHE, President of CCI, remarked, “We are proud to partner with Futura in bringing Dolphin Sutures and mesh products to the North American market. FDA approval of these high-quality products would symbolize a beacon of hope in addressing the high costs of the American healthcare market. We are confident this partnership will mark a significant milestone in offering affordable and superior surgical solutions.”

About Futura Surgicare Pvt Ltd

Futura Surgicare Pvt Ltd, under the stewardship of second-generation leader Abhijith Sagar, is pioneering the future of healthcare with cutting-edge surgical sutures, including Polyglycolic Acid, Polyglactin 910, PTFE, and Barbed sutures. Leveraging 30 years of industry leadership from Bangalore, India, the company is recognized for its firsts in synthetic absorbable sutures and its globally sourced high-quality materials. Upholding the highest standards, Futura is accredited with ISO 9001:2008, ISO 13485, CE2460, WHO-GMP, and GLP certifications. Abhijith Sagar exemplifies the transformative power of education and dedication as he guides Futura toward new horizons in medical innovation.

About Clinical Consultants International LLC

Established in 2006 in Michigan as a hospital consulting firm, today, CCI is a global consulting firm specializing in providing value-added services for the pharmaceutical, biotech, healthcare management, hospital management, medical marketing and strategic planning, health policy, and medical device sectors. Headquartered in Boca Raton, Florida, we leverage over 30 years of industry experience and our expert consultants worldwide to support our clients.

11120 NE 2nd Street, Suite 100 Bellevue, WA 98004 USA

Phone: (206) 617-9797

www.novointegrated.com

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. is pioneering a holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem of services and product innovation. Novo offers an essential and differentiated solution to deliver or intends to deliver, these services and products through the integration of medical technology, advanced therapeutics, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered now and in the future. Specific to non-critical care, ongoing advancements in medical technology and interconnectivity allow for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions and allows for more cost-effective healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint-sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner, thus expanding the reach and availability of the Company’s services beyond the traditional clinic location to geographic areas not readily providing advanced, peripheral-based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions, allowing for the customization of patient preventative care remedies and, ultimately, a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures Novo Integrated Sciences of continued cutting-edge advancement in patient-first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in Novo’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown uncertainties and other factors that are, in some cases, beyond Novo’s control, which could and likely will materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects Novo’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. Novo assumes no obligation to update or revise these forward-looking statements for any reason publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The content of any website referenced in this press release is not incorporated by reference herein.

Contact

Chris David, COO

Novo Integrated Sciences, Inc.

chris.david@novointegrated.com

(888) 512-1195